Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-164777 on Form S-11 of Clarion Partners Property Trust, Inc. and in the related Prospectus of our report dated December 17, 2012, relating to the historical summaries of gross income and direct operating expenses of Lehigh Valley South Industrial LLC for the three years in the period ended December 31, 2011 appearing in this Current Report (Form 8-K/A) of Clarion Partners Property Trust, Inc.

/s/ Ernst & Young LLP

Dallas, Texas

December 21, 2012